Exhibit 99

For Release October 20, 2010	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2010 RESULTS
Woburn, MA — October 20, 2010 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2010.
Quarterly Highlights:
•	Increased cash received from customers by 23.9% to $24.1 million, or $1.66 per diluted share, with net cash from operations increasing by 29.6% to $19.2 million, or $1.33 per diluted share, as compared to the same period last year

•	Increased total revenues by 7.7% to $12.9 million as compared to the same period last year

•	Increased net income for the quarter by 55.4% to $1.9 million or $0.13 per diluted share as compared to the same period last year

•	Decreased the provision for credit losses by 8.6% to $5.0 million as compared to the same period last year

•	Paid a quarterly dividend of $0.05 per share

•	Leverage continues to be conservative at 1.0 times total liabilities to stockholder equity

•	Increased the revolving line of credit facility to $100 million under more favorable terms
Third Quarter Results:
Net income for the third quarter ended September 30, 2010 was $1.9 million or $0.13 per diluted share based upon 14,492,842 shares, compared to net income of $1.2 million, or $0.09 per diluted share based upon 14,328,613 shares for the same period last year.
Revenue for the third quarter of 2010 increased 7.7% to $12.9 million compared to $12.0 million in the third quarter of 2009 driven by growth in lease revenues for the quarter which were slightly offset by expected declines in rental and service contracts income. Revenue from leases was $8.8 million, up $1.2 million from the same period last year and rental income was $1.9 million, down $0.2 million from September 30, 2009. Other revenue components contributed $2.2 million for the current quarter, consistent with the same period last year.
Total operating expenses for the current quarter decreased 1.8% to $9.8 million from $10.0 million in the third quarter of 2009. The third quarter 2010 provision for credit losses decreased by $0.5 million to $5.0 million compared to the third quarter of 2009 due primarily to improvements in delinquency levels. Third quarter net charge-offs increased to $5.4 million from $5.1 million in the comparable period of 2009. Selling, General and Administrative expenses remained flat year over year at $3.4 million for the third quarter. Headcount as of September 30, 2010 was 111 as compared to 101 at the same period in 2009. Interest expense remained relatively flat at $0.7 million as increases in the amounts outstanding under our revolving line of credit facility were offset by reductions in the interest rate being charged.
Cash received from customers in the third quarter increased 23.9% to $24.1 million compared to $19.5 million during the same period in 2009. New originations in the quarter decreased slightly by 6.7% to $19.3 million for the third quarter of 2010 as compared to the third quarter 2009.
Richard Latour, President and Chief Executive Officer said, “The current economic environment continues to present many challenges to the financial services industry. In order to manage through these difficult times, we will continue to focus our efforts on maintaining a disciplined credit approach providing premium customer service, and offering attractive programs to our vendors and brokers. By remaining focused on our underwriting policies and credit quality, we have realized an 8.9% reduction in net charge-offs during the third quarter as compared to the second quarter of 2010, and a reduction of 22.6% as compared with the first quarter of 2010. Our solid performance was also instrumental in our ability to increase our revolving credit facility during the third quarter to $100 million under more favorable pricing and terms.”
Year to Date Highlights:
•	Increased cash received from customers by 24.6% to $69.1 million or $4.78 per diluted share with net cash from operations increasing by 29.3% to $54.2 million or $3.75 per diluted share as compared to the same period last year

•	Increased total revenues by 11.4% to $37.8 million as compared to the same period last year

•	Increased net income by 34.1% to $3.8 million as compared to the same period last year

•	Paid three quarterly dividends totaling $0.15 per share through the third quarter of 2010
Year to Date Results:
For the nine months ended September 30, 2010, net income was $3.8 million versus net income of $2.8 million for the same period last year. Net income per diluted share year to date was $0.26 based on 14,454,201 shares versus $0.20 based on 14,242,420 shares for the same period in 2009.
Revenues for the nine months ended September 30, 2010 increased 11.4% to $37.8 million compared to $34.0 million during the same period in 2009. Revenue from leases was $25.4 million, up $3.9 million from the same period last year and rental income was $5.8 million, down $0.7 million from the nine months ended September 30, 2009. Other revenue components contributed $6.6 million, up $0.6 million from the same period last year. New contract originations year to date September 30, 2010 were $58.4 million versus $57.4 million through the same period last year.

Total operating expenses for the nine months ended September 30, 2010 increased 7.9% to $31.7 million versus $29.4 million for the same period last year. The provision for credit losses increased to $17.5 million for the nine months ended September 30, 2010, as compared to $15.9 million for the same period last year due primarily to an increase in charge-off levels. Year to date net charge-offs increased to $18.3 million as compared to $13.7 million for the same period last year. Selling, General and Administrative expenses decreased $0.2 million to $10.2 million. Interest expense increased by $0.5 million to $2.4 million as a result of higher outstanding debt balances on our revolving line of credit. Year to date cash from customers increased 24.6% to $69.1 million as compared to $55.4 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$515	$391
Restricted cash	973	834
Net investment in leases:
Receivables due in installments	187,786	175,615
Estimated residual value	21,090	19,014
Initial direct costs	1,510	1,509
Less:
Advance lease payments and deposits	(3,284)	(2,411)
Unearned income	(58,458)	(55,821)
Allowance for credit losses	(12,993)	(13,856)

Net investment in leases	135,651	124,050
Investment in rental contracts, net	469	379
Property and equipment, net	277	699
Other assets	1,343	744

Total assets	$139,228	$127,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2010	2009
Revolving line of credit	$59,955	$51,906
Capital lease obligation	43	93
Accounts payable	2,135	2,011
Dividends payable	3	—
Other liabilities	1,828	1,250
Income taxes payable	663	209
Deferred income taxes	5,812	4,863

Total liabilities	70,439	60,332

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2010 and December 31, 2009	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,266,345 and 14,174,326 shares issued at September 30, 2010 and December 31, 2009, respectively	143	142
Additional paid-in capital	46,585	46,197
Retained earnings	22,061	20,426

Total stockholders’ equity	68,789	66,765

Total liabilities and stockholders’ equity	$139,228	$127,097

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Income on financing leases	$8,790	$7,635	$25,421	$21,522
Rental income	1,917	2,124	5,795	6,471
Income on service contracts	124	162	397	526
Loss and damage waiver fees	1,154	1,048	3,377	3,052
Service fees and other	912	1,001	2,845	2,371
Interest income	—	—	1	14

Total revenues	12,897	11,970	37,836	33,956

Expenses:
Selling, general and administrative	3,356	3,349	10,167	10,413
Provision for credit losses	4,969	5,437	17,462	15,883
Depreciation and amortization	731	440	1,633	1,158
Interest	743	751	2,439	1,928

Total expenses	9,799	9,977	31,701	29,382

Income before provision for income taxes	3,098	1,993	6,135	4,574
Provision for income taxes	1,192	767	2,363	1,761

Net income	$1,906	$1,226	$3,772	$2,813

Net income per common share:
Basic	$0.13	$0.09	$0.26	$0.20

Diluted	$0.13	$0.09	$0.26	$0.20

Weighted-average shares:
Basic	14,263,726	14,170,079	14,235,086	14,138,374

Diluted	14,492,842	14,328,613	14,454,201	14,242,420

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.